NEWS RELEASE
FOR RELEASE ON OR AFTER: November 1, 2007
FOR ADDITIONAL INFORMATION, PLEASE CONTACT:
David A. Barta Vice President, Chief Financial Officer 608-361-7405

Page
REGAL BELOIT REPORTS RECORD
THIRD QUARTER RESULTS

November 1, 2007 (Beloit, WI):  Regal Beloit Corporation (NYSE:RBC) today reported record financial results for the third quarter ended September 29, 2007.  The strength of the power generation and industrial motor markets offset the impact of a continued weak residential HVAC market and cost pressures from raw material inflation.  The successful execution of the Company’s strategic initiatives continues to have a significant positive impact on performance. Specifically, globalization, acquisitions and innovation drove sales growth, while Lean Six Sigma and productivity projects contributed to operating margins.

Net sales increased 7.2% to $449.4 million from $419.3 million in the third quarter of 2006.  Net sales include $28.3 million resulting from the acquisitions of the FASCO and Jakel businesses that were acquired on August 31, 2007.  Sales for the Electrical Segment, increased 7.7% as non-HVAC motor and generator sales increased 8.9% and 33.6% respectively, offset by a 16.8% decline in residential HVAC revenues. Segment sales included the sales attributed to the acquisitions of Jakel and FASCO that are operated as a single business unit within the Electrical Segment.  Sales in the Mechanical Segment increased 3.5% from the prior year period.

The gross profit margin for the third quarter of 2007 was 23.7% as compared to 24.6% reported for the third quarter of 2006. The reduction was a result of raw material inflation and the effect of the acquired businesses. These factors were partially offset by higher selling prices and productivity improvements.

Income from operations was $53.4 million or 11.9% of sales, an increase over the $53.0 million or 12.7% of sales reported for the third quarter of 2006.  Operating expenses included a pre-tax charge of $1.8 million resulting from settlement of the Enron legal matter.  The acquired businesses contributed $0.9 million to income from operations.

Net income in the third quarter of 2007 was $31.2 million, a 5.0% increase from $29.7 million reported in the third quarter of 2006.  Diluted earnings per share increased 3.4% to $0.92 as compared to $0.89 for the third quarter of 2006.

“We are very pleased to be reporting yet another record quarter for the Company, despite the challenging residential end market and significant raw material inflation,” commented Henry W. Knueppel, Chairman and CEO, “Our performance reflects the solid execution of our strategic initiatives. Although the sales environment is not as strong as what we have experienced for the last two years, we are confident about our ability to translate our strategy into outstanding results.”

“We continue to believe that our Lean Six Sigma, Digitization, Globalization, Innovation and Customer Centricity initiatives will provide the foundation for continued profitable growth and our ability to continue to provide high levels of returns to shareholders” Knueppel added.  “As we look at the fourth quarter, we expect solid industrial and power generation end markets and a seasonal decline on top of an already soft residential end market.  While we will continue to experience commodity cost pressures we believe that continued productivity improvements will help us offset a substantial portion of these negative factors and as a result, we are providing fourth quarter EPS guidance of $.67 to .74.”

Regal Beloit will be holding a conference call to discuss second quarter financial results at 1:30 PM CT (2:30 PM EDT) today.  Interested parties should call 888-428-4478.  A replay of the call will be available through November 14, 2007 at 800-475-6701, access code 862076.

Regal Beloit Corporation is a leading manufacturer of mechanical and electrical motion control and power generation products serving markets throughout the world.  Regal Beloit is headquartered in Beloit, Wisconsin, and has manufacturing, sales, and service facilities throughout the United States, Canada, Mexico, Europe and Asia.

CAUTIONARY STATEMENT

This news release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements represent our management’s judgment regarding future events.  In many cases, you can identify forward-looking statements by terminology such as “may,” “will,”  “plan,” “expect,” “anticipate,” “estimate,” “believe,” or “continue” or the negative of these terms or other similar words.  Actual results and events could differ materially and adversely from those contained in the forward-looking statements due to a number of factors, including:

•	unanticipated fluctuations in commodity prices and raw material costs;
•	cyclical downturns affecting the global market for capital goods;
•
economic changes in global markets where we do business, such as currency exchange rates, inflation rates, interest rates, recession, foreign government policies and other external factors that we cannot control;

•	unexpected issues and costs arising from the integration of acquired companies and businesses;
•	actions taken by our competitors;
•	unanticipated costs associated with litigation matters;
•	marketplace acceptance of new and existing products including the loss of, or a decline in business from, any significant customers;
•	the impact of capital market transactions that we may effect;
•	difficulties in staffing and managing foreign operations;
•	the availability and effectiveness of our information technology systems;
•
other risks and uncertainties including but not limited to those described in Item 1A-Risk Factors of  the Company’s Annual Report on Form 10-K filed on February 28, 2007 and from time to time in our reports filed with U.S. Securities and Exchange Commission.

All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements.  The forward-looking statements included in this news release are made only as of their respective dates, and we undertake no obligation to update these statements to reflect subsequent events or circumstances.  See also Item 1A - Risk Factors in the Company’s Annual Report on Form 10-K filed on February 28, 2007.

Regal Beloit Corporation
News Release

STATEMENTS OF INCOME
In Thousands of Dollars (Unaudited)

	Three Months Ended		Nine Months Ended
	September 29, 2007	September 30, 2006	September 29, 2007	September 30, 2006
Net Sales	$449,374	$419,301	$1,327,815	$1,252,896

Cost of Sales	342,660	316,231	1,019,998	952,521

Gross Profit	106,714	103,070	307,817	300,375

Operating Expenses	53,339	50,021	147,056	145,842

Income From Operations	53,375	53,049	160,761	154,533

Interest Expense	5,116	5,038	14,607	15,287

Interest Income	365	170	695	430

Income Before Taxes & Minority Interest	48,624	48,181	146,849	139,676

Provision For Income Taxes	16,638	17,623	50,301	50,812

Income Before Minority Interest	31,986	30,558	96,548	88,864

Minority Interest in Income, Net of Tax	747	818	2,243	2,027

Net Income	$31,239	$29,740	$94,305	$86,837

Earnings per Share of Common Stock:

Basic	$1.00	$0.96	$3.02	$2.82

Assuming Dilution	$0.92	$0.89	$2.78	$2.60

Cash Dividends Declared	$0.15	$0.14	$0.44	$0.41

Weighted Average Number of Shares Outstanding:

Basic	31,320,838	30,888,136	31,227,373	30,802,048
Assuming Dilution	34,104,123	33,440,015	33,943,057	33,347,817

Regal Beloit Corporation
News Release

CONDENSED BALANCE SHEETS
In Thousands of Dollars

	(Unaudited)	(From Audited Statements)
ASSETS	September 29, 2007	December 30, 2006
Current Assets:
Cash and Cash Equivalents	$55,564	$36,520
Receivables and Other Current Assets	355,256	263,470
Inventories	285,839	275,138
Total Current Assets	696,659	575,128

Net Property, Plant and Equipment	326,637	268,880

Goodwill	636,077	546,152
Intangible Assets, net of Amortization	102,989	43,257
Other Noncurrent Assets	14,458	10,102
Total Assets	$1,776,820	$1,443,519

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities	$310,954	$258,541
Long-Term Debt	497,262	323,946
Deferred Income Taxes	75,071	65,937
Other Noncurrent Liabilities	10,967	12,302
Minority Interest in Consolidated Subsidiaries	12,171	9,634
Pension and Other Postretirement Benefits	24,276	23,184
Total Current Liabilities	930,701	693,544

Shareholders' Investment	846,119	749,975
Total Liabilities and Shareholders' Investment	$1,776,820	$1,443,519

SEGMENT INFORMATION
In Thousands of Dollars

	(Unaudited)
	Mechanical Segment				Electrical Segment
	Third Quarter Ending		Nine Months Ending		Third Quarter Ending		Nine Months Ending
	September 29, 2007	September 30, 2006	September 29, 2007	September 30, 2006	September 29, 2007	September 30, 2006	September 29, 2007	September 30, 2006
Net Sales	$50,620	$48,931	$156,602	$154,934	$398,754	$370,370	$1,171,213	$1,097,962
Income from Operations	7,205	5,458	22,485	16,299	46,170	47,591	138,276	138,234
% of Net Sales	14.2%	11.2%	14.4%	10.5%	11.6%	12.8%	11.8%	12.6%
Goodwill at end of period	$530	$530	$530	$530	$635,547	$546,842	$635,547	$546,842

Regal Beloit Corporation
News Release

CONDENSED CASH FLOW STATEMENT
In Thousands of Dollars (Unaudited)

	Nine Months Ended
CASH FLOWS FROM OPERATING ACTIVITIES:	September 29, 2007	September 30, 2006
Net income	$94,305	$86,837
Adjustments to reconcile net income to net cash provided
by operating activities; net of effect of acquisitions
Depreciation and amortization	30,345	25,835
Minority interest	2,243	2,027
Excess tax benefit from stock-based compensation	(6,681)	(1,960)
Gain on sale of assets, net	(34)	(1,881)
Stock-based compensation expense	2,802	2,665
Change in assets and liabilities, net	45,337	(60,713)
Net cash provided by operating activities	168,317	52,810

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant and equipment	(23,818)	(37,689)
Purchases of short-term investments, net	-	(5,853)
Business acquisitions, net of cash acquired	(253,241)	(10,962)
Sale of property, plant and equipment	160	15,555
Net cash used in investing activities	(276,899)	(38,949)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from short-term borrowing	8,200	-
Long-term debt proceeds	250,000	-
Payments of long-term debt	(333)	(333)
Net repayments under revolving credit facility	(76,200)	(23,600)
Net (repayments) proceeds from commercial paper borrowings	(49,000)	22,737
Dividends paid to shareholders	(13,394)	(12,301)
Proceeds from the exercise of stock options	1,684	5,132
Excess tax benefits from stock-based compensation	6,681	1,960
Distributions to minority partners	(106)	-
Financing fees paid	(1,397)	-
Net cash provided by (used in) financing activities	126,135	(6,405)

EFFECT OF EXCHANGE RATES ON CASH	1,491	(17)

Net increase in cash and cash equivalents	19,044	7,439
Cash and cash equivalents at beginning of period	36,520	32,747
Cash and cash equivalents at end of period	$55,564	$40,186